UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

General Electric Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Responding to shareowners on executive compensation

We have had a number of constructive conversations with our shareowners on stock options that were awarded to Mr. Immelt in March 2010. Our Management Development and Compensation Committee (MDCC) granted Mr. Immelt two million stock options to increase the equity-based portion of his compensation and to underscore the Board’s confidence in his leadership. Some shareowners have expressed the view that additional performance conditions should be applied to Mr. Immelt’s 2010 stock option award. After taking into account these views, the MDCC, with Mr. Immelt’s full support, has modified that award to include the following performance conditions to vesting:

•

50% of the options would vest only if GE’s cumulative industrial cash flow from operating activities, adjusted to exclude the effect of unusual events, is at least $55 billion over the four-year performance period beginning on January 1, 2011 and ending on December 31, 2014, and

•	50% would vest only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the same period.

These performance conditions are consistent with existing goals under a 2009 performance share unit (PSU) grant to Mr. Immelt.

As indicated in our 2011 Proxy Statement, the MDCC will resume the practice in 2011 of granting Mr. Immelt equity-based compensation solely in PSUs with disclosed performance goals.